Exhibit 99.1

Clearwater Paper Reports First Quarter 2019 Results

SPOKANE, Wash.--(BUSINESS WIRE)--May 1, 2019--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2019.

The company reported net sales of $428.8 million for the first quarter of 2019, which were $8.2 million or 1.9% lower than net sales of $437.0 million for the first quarter of 2018. The decrease was due to lower paperboard and tissue shipments including the impact from the sale of the company's mill in Ladysmith, Wisconsin in August 2018, partially offset by higher tissue and paperboard pricing.

Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2019 were $3.8 million, or $0.23 per diluted share, compared to net earnings for the first quarter of 2018 of $2.6 million, or $0.16 per diluted share. The increase in net earnings was mainly due to improved operating results in paperboard driven by higher pricing and the absence of reorganization expenses associated with selling, general and administrative cost reduction efforts in 2018, offset by a tax provision in the first quarter of 2019 versus a tax benefit in the first quarter of 2018. Excluding certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, first quarter 2019 adjusted net earnings were $3.5 million, or $0.21 per diluted share, compared to first quarter 2018 adjusted net earnings of $5.2 million, or $0.31 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, were $38.9 million for the first quarter of 2019, compared to $35.4 million for the first quarter of 2018. Adjusted EBITDA for the quarter was $39.8 million, down 3.0% compared to first quarter 2018 Adjusted EBITDA of $41.1 million. In 2018, the company adopted a new accounting standard which requires all net periodic pension and postretirement costs (other than service cost) to be presented on a line outside of operating income. Beginning in the first quarter of 2019, the company is excluding these non-operating costs from its calculation of Adjusted EBITDA. The corresponding Adjusted EBITDA amount for the 2018 period has been reclassified to conform to this presentation.

“The Adjusted EBITDA of $39.8 million achieved in the first quarter of 2019 included approximately $3 million of additional professional fees associated largely with the assessment of material weaknesses and our evaluation of goodwill impairment, both of which were previously reported in the fourth quarter of 2018. It also included an approximate $4 million impact from significantly higher utility costs associated with an unusual gas pipeline disruption that occurred during the first quarter of 2019,” said Linda K. Massman, president and chief executive officer. “Excluding those items, our Adjusted EBITDA would have compared favorably to Adjusted EBITDA achieved in the first quarter of 2018 and would have been comparable to Adjusted EBITDA for the fourth quarter of 2018. For the remainder of 2019, we will be focused on ramping tissue production at our Shelby, North Carolina mill to meet the growing demand for ultra-quality tissue and reducing costs throughout our facilities to generate stronger cash flow and improved returns on invested capital.”

FIRST QUARTER 2019 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $223.3 million for the first quarter of 2019, down 6.5% compared to first quarter 2018 net sales of $238.8 million. This decrease was due to lower volumes sold, including the impact from the divestiture of the Ladysmith, Wisconsin mill in August 2018, partially offset by higher average prices for both retail and non-retail tissue products and a favorable mix shift to ultra-quality products.

Segment operating income and margin for the first quarter of 2019 was $1.3 million and 0.6%, compared to operating income and margin of $1.6 million and 0.7%, respectively, in the first quarter of 2018. After adjusting for certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, adjusted operating income and margin were $1.3 million and 0.6% for the first quarter of 2019, compared to $3.1 million and 1.3% of adjusted operating income and margin, respectively, for the same period in 2018. Adjusted EBITDA for the segment was $16.0 million in the first quarter of 2019, down from $17.4 million in the first quarter of 2018. The decreases were primarily due to lower shipment volumes, including the impact from the divestiture of the Ladysmith mill, unfavorable absorption of fixed costs over lower shipment volumes, and higher pulp costs, which were partially offset by lower costs for transportation and warehousing.

Tissue Sales Volumes and Prices:

• Total tissue volumes sold were 83,622 tons in the first quarter of 2019, a decrease of 8,585 tons or 9.3% compared to 92,207 tons in the first quarter of 2018. Converted product cases shipped were 12.3 million in the first quarter of 2019, 7.1% lower than the 13.3 million cases shipped in the first quarter of 2018.

• Average tissue net selling prices increased 3.9% to $2,667 per ton in the first quarter of 2019, compared to $2,568 per ton in the first quarter of 2018.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $205.4 million for the first quarter of 2019, up 3.7% compared to first quarter 2018 net sales of $198.1 million. The increase was due to higher paperboard prices, partially offset by lower sales volume.

Segment operating income and margin for the first quarter of 2019 were $29.4 million and 14.3%, compared to $26.2 million and 13.2%, respectively, for the first quarter of 2018. Adjusted EBITDA for the segment was $38.9 million in the first quarter of 2019, compared to $35.9 million in the first quarter of 2018. The increase was primarily due to higher average selling prices for paperboard, which were partially offset by higher wood fiber costs due to weather conditions and higher natural gas prices at both the Idaho and Arkansas mills.

Paperboard Sales Volumes and Prices:

• Paperboard sales volumes were 202,834 tons in the first quarter of 2019, a decrease of 1.7% compared to 206,309 tons in the first quarter of 2018.

• Paperboard net selling prices increased 4.3% to $1,001 per ton for the first quarter of 2019, compared to $960 per ton in the first quarter of 2018.

Taxes

The company's consolidated GAAP tax rate for the first quarter of 2019 was a provision of 15.9%, compared to a benefit of 16.1% in the first quarter of 2018. On a GAAP basis, the net change to our effective tax rate in the first quarter of 2019 compared to the combined statutory federal and blended state tax rate of approximately 25%, was primarily the net result of a number of adjustments including a benefit from federal tax credits.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the first quarters of 2019 and 2018, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, adjusted EBITDA, adjusted operating income and adjusted operating margin. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share and operating income as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses EBITDA and Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies, and (iii) because our credit agreement and the indentures governing our outstanding notes use metrics similar to EBITDA to measure our compliance with certain covenants.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding ramping production at the company's Shelby, North Carolina facility, the demand for ultra-quality tissue, and cost cutting measures to improve cash flows and returns on invested capital. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in customer product preferences and competitors' product offerings; the company’s ability to complete construction of its new tissue manufacturing operations in Shelby, North Carolina on time and within current cost expectations; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue produced by its expanded Shelby, North Carolina operations when they are completed; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous digester at its Lewiston, Idaho facility; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; labor disruptions; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; larger competitors having operational and other advantages; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company internal controls over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; and changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2019		2018
Net sales	$428,779	100%	$436,952	100%
Costs and expenses:
Cost of sales	(384,246)	90%	(392,433)	90%
Selling, general and administrative expenses	(30,171)	7%	(32,980)	8%
Total operating costs and expenses	(414,417)	97%	(425,413)	97%
Income from operations	14,362	3%	11,539	3%
Interest expense, net	(8,486)	2%	(8,020)	2%
Non-operating pension and other postretirement benefit costs	(1,314)	—%	(1,279)	—%
Earnings before income taxes	4,562	1%	2,240	1%
Income tax (provision) benefit	(725)	—%	360	—%
Net earnings	$3,837	1%	$2,600	1%
Net earnings per common share:
Basic	$0.23		$0.16
Diluted	0.23		0.16
Average shares outstanding (in thousands):
Basic	16,516		16,476
Diluted	16,563		16,577

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$12,160	$22,484
Restricted cash	1,440	—
Receivables, net	168,093	145,519
Taxes receivable	6,981	6,301
Inventories	285,909	266,244
Other current assets	12,237	3,399
Total current assets	486,820	443,947
Property, plant and equipment, net	1,292,002	1,269,271
Operating lease right-of-use assets	77,479	—
Goodwill	35,074	35,074
Intangible assets, net	22,295	24,080
Other assets, net	14,608	15,746
TOTAL ASSETS	$1,928,278	$1,788,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$212,216	$120,833
Accounts payable and accrued liabilities	295,574	321,032
Current liability for pensions and other postretirement employee benefits	7,430	7,430
Total current liabilities	515,220	449,295
Long-term debt	671,484	671,292
Operating lease liabilities	72,647	—
Liability for pensions and other postretirement employee benefits	76,507	78,191
Other long-term obligations	33,859	38,977
Accrued taxes	3,111	2,785
Deferred tax liabilities	123,206	121,182
TOTAL LIABILITIES	1,496,034	1,361,722

Stockholders' equity	432,244	426,396
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,928,278	$1,788,118

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$3,837	$2,600
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	25,836	25,167
Equity-based compensation expense	828	781
Deferred taxes	914	(240)
Other non-cash activity, net	(564)	648
Changes in working capital, net	(62,131)	1,244
Changes in taxes receivable, net	(680)	1,463
Other, net	2,561	(803)
Net cash flows from operating activities	(29,399)	30,860
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(71,588)	(48,430)
Other, net	—	768
Net cash flows from investing activities	(71,588)	(47,662)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on short-term debt	290,362	87,325
Repayments of borrowings on short-term debt	(198,979)	(73,825)
Other, net	(716)	(365)
Net cash flows from financing activities	90,667	13,135
Decrease in cash, cash equivalents, and restricted cash	(10,320)	(3,667)
Cash, cash equivalents, and restricted cash at beginning of period	24,947	16,738
Cash, cash equivalents, and restricted cash at end of period	$14,627	$13,071

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2019		2018
Segment net sales:
Consumer Products	$223,336	52%	$238,842	55%
Pulp and Paperboard	205,443	48%	198,110	45%
Total segment net sales	$428,779	100%	$436,952	100%

Operating income (loss):
Consumer Products	$1,271	9%	$1,629	14%
Pulp and Paperboard	29,388	205%	26,154	227%
	30,659		27,783
Corporate	(16,297)	113%	(16,244)	141%
Income from operations	$14,362	100%	$11,539	100%

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Net earnings	$3,837	$2,600
Add back:
Interest expense, net	8,486	8,020
Income tax provision (benefit)	725	(360)
Depreciation and amortization expense	25,836	25,167
EBITDA[1]	38,884	35,427

Directors' equity-based compensation benefit	(350)	(709)
Non-operating pension and other postretirement benefit costs[3]	1,314	1,279
Reorganization related expenses associated with SG&A cost control measures	—	5,104
Adjusted EBITDA[2]	$39,848	$41,101

[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]	In 2018, the Company adopted Accounting Standards Update 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires all net periodic pension and postretirement costs other than service cost to be presented on a line outside of operating income. Beginning in the first quarter of 2019, the Company is excluding these non-operating costs from the calculation of Adjusted EBITDA. The corresponding prior period amounts have been reclassified to conform with the current period presentation.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2019	2018
GAAP net earnings	$3,837	$2,600
Adjustments, after-tax[1]:
Directors' equity-based compensation benefit	(329)	(532)
Reorganization related expenses associated with SG&A cost control measures	—	3,828
Impact of state tax rate changes	—	(676)
Adjusted net earnings[2]	$3,508	$5,220

GAAP net earnings per diluted share	$0.23	$0.16
Adjustments, after-tax[1]:
Directors' equity-based compensation benefit	(0.02)	(0.03)
Reorganization related expenses associated with SG&A cost control measures	—	0.22
Impact of state tax rate changes	—	(0.04)
Adjusted net earnings per diluted share[2]	$0.21	$0.31

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that the company does not believe are indicative of its core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Consumer Products:
Net sales	$223,336	$238,842
Operating income	$1,271	$1,629
Depreciation and amortization expense	14,771	14,297
Consumer Products EBITDA[1]	16,042	15,926
Reorganization related expenses associated with SG&A cost control measures	—	1,443
Consumer Products Adjusted EBITDA[2]	$16,042	$17,369
Consumer Products EBITDA margin[3]	7.2%	6.7%
Consumer Products Adjusted EBITDA margin[4]	7.2%	7.3%
Pulp and Paperboard
Net sales	$205,443	$198,110
Operating income	$29,388	$26,154
Depreciation and amortization expense	9,485	9,429
Pulp and Paperboard EBITDA[1]	38,873	35,583
Reorganization related expenses associated with SG&A cost control measures	—	291
Pulp and Paperboard Adjusted EBITDA[2]	$38,873	$35,874
Pulp and Paperboard EBITDA margin[3]	18.9%	18.0%
Pulp and Paperboard Adjusted EBITDA margin[4]	18.9%	18.1%
[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Consumer Products:
Net sales	$223,336	$238,842
Operating income	$1,271	$1,629
Reorganization related expenses associated with SG&A cost control measures	—	1,443
Consumer Products Adjusted operating income[1]	$1,271	$3,072
Consumer Products operating margin	0.6%	0.7%
Consumer Products Adjusted operating margin[2]	0.6%	1.3%

Pulp and Paperboard:
Net sales	$205,443	$198,110
Operating income	$29,388	$26,154
Reorganization related expenses associated with SG&A cost control measures	—	291
Pulp and Paperboard Adjusted operating income[1]	$29,388	$26,445
Pulp and Paperboard operating margin	14.3%	13.2%
Pulp and Paperboard Adjusted operating margin[2]	14.3%	13.3%

[1]	Segment Adjusted operating income excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.

CONTACT:
Clearwater Paper Corporation
(News media)
Shannon Myers
509.344.5967
or
(Investors)
Robin S. Yim
Vice President, Investor Relations
509.344.5906